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                           MITSUKOSHI, LTD.                           EXHIBIT 3




                                              January 6, 1999



Tiffany & Co.
727 Fifth Avenue
New York, New York 10022

                  Re: Agreement dated as of September 21, 1989 between Tiffany & Co. and Mitsukoshi, Ltd.

Gentlemen:

                  Mitsukoshi, Ltd. ("Seller") has previously advised you that it intends to sell up to 4,270,000 shares (the "Shares") of common stock, par value $.01 per share, of Tiffany & Co. (the "Company") pursuant to an underwritten registered secondary public offering (the "Offering"), subject to market conditions. The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the Shares and to use its best efforts to cause the same to become effective and to remain effective for the period of time contemplated by the Agreement referred to above (the "Standstill Agreement"), or such lesser period as is required for Seller to dispose of all of the Shares pursuant thereto. Nothing herein shall be construed to require Seller to consummate the Offering if Seller determines that the proceeds thereof would not be adequate for its purposes or that it is otherwise inadvisable to proceed with the Offering.

                  In connection with the Offering, the Company intends to enter into U.S. and international underwriting agreements ("Underwriting Agreements") substantially in the form previously circulated between the parties.

                  Provided the Offering (other than the over-allotment options of the underwriters under the Underwriting Agreements) is consummated, the Company hereby agrees to waive its various rights of first offer and/or first refusal as set forth in the Standstill Agreement with respect to the Shares, and Seller shall not be required to offer such Shares to the Company before proceeding with the Offering.

                  Subject to the foregoing, the provisions of the Standstill Agreement shall remain in full force and effect; provided, that at such time as the Offering (other than the over-allotment options of the underwriters under the Underwriting Agreements) has been consummated and the initial closings under the Underwriting Agreements have occurred, the Standstill Agreement shall
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Tiffany & Co.
                                                                 January 6, 1999


terminate, whereupon neither Seller nor the Company shall have any remaining rights, obligations or restrictions thereunder.

                  Please confirm your agreement to the foregoing in the space indicated below. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                                 Very truly yours,

                                                 MITSUKOSHI, LTD.


                                                 By: /s/ K. Fujimoto
                                                     --------------------------
                                                     Name:  Keizo Fujimoto
                                                     Title: Managing Director

CONFIRMED AND AGREED:

TIFFANY & CO.


By: /s/ Patrick B. Dorsey
    ------------------------------------
    Name:  Patrick B. Dorsey
    Title: Senior Vice President,
            Secretary and General Counsel